Exhibit 10.1(bg)

SECOND AMENDMENT

SAUER-SUNDSTRAND LASALLE FACTORY

EMPLOYEE SAVINGS PLAN

(As Amended and Restated as of January 1, 1998)

WHEREAS, the Company maintains the Sauer-Sundstrand LaSalle Factory Employee Savings Plan (As Amended and Restated as of January 1, 1998) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to (1) bring the Plan into compliance with the requirements of the Small Business Job Protection Act of 1996, and the Taxpayer Relief Act of 1997; (2) add a Company stock fund as an investment option for its eligible employees, and (3) make certain other changes with respect to applicable interest rates on plan loans.

NOW THEREFORE, BE IT RESOLVED, that pursuant to the amending power reserved to this Company by Section 14.1, the Plan be, and it hereby is, amended, effective as of the dates set forth below, in the following respects:

1.             Section 1.18 is amended, effective as of January 1, 2000, to read as follows:

“1.18       A ‘Fund’ shall mean any of the funds in which Plan assets may be invested as described in Section 8.2.”

2.             Section 6.3(f)(ii) is amended, effective as of January 1, 1998, to read as follows:

“A Participant’s ‘Compensation’ shall include that Participant’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid to salesman, compensation for services on the basis of a percentage of profits, tips, and bonuses), and all Compensation actually paid or made available to the Participant for an entire Limitation Year, including elective deferrals (as defined in Code Section 402(g)(3)), and any amounts that would have been received as cash, but for an election to receive benefits under a cafeteria plan satisfying Code Section 125.  Compensation shall exclude any other items or amounts paid to or for the benefit of the Participant.”

3.             Sections 6.5(a) and 6.6(a) are amended, effective as of January 1, 1997, by adding the following at the end of the respective subsections:

“Notwithstanding the foregoing, for Plan Years commencing on and after January 1, 1997 through the end of the remedial amendment period as described in Notice 97-41, and modified by any subsequent Internal Revenue Service publication, the ADP for the Nonhighly Compensated Employee Group may be determined on the basis of data from the current Plan Year.”

4.             Section 6.5(d)(ii) is amended, effective as of January 1, 1997, to read as follows:

“(ii)                            Distribution of Excess Contributions (and any income allocable thereto) to the appropriate Highly Compensated Employees.  Such distribution shall be determined and made as follows:  First, the total dollar amount of excess contributions for each affected Highly Compensated Employee shall be determined.  Second, such dollar amounts shall be aggregated for all affected Highly Compensated Employees.  Third, the Highly Compensated Employee with the highest dollar amount in Participant Contributions shall be reduced by an amount necessary for such Highly Compensated Employee’s Participant Contributions to equal that of the Highly Compensated Employee with the next highest dollar amount in Participant Contributions.  Such reduction is then distributed to the Highly Compensated Employee with the highest dollar amount.  However, if a lesser reduction, when added to the total dollar amount already distributed under the foregoing, would equal the total excess contributions, the lesser amount shall be distributed.  If Excess Contributions remain, the foregoing procedures are repeated until the excess contributions are distributed.”

5.             Section 6.6(d)(ii) is amended, effective as of January 1, 1997, to read as follows:

“(ii)                            Distribution of any vested Excess Aggregate Contributions (and any income allocable thereto) to the appropriate Highly Compensated Employees.  Distribution of vested Excess Aggregate Contributions shall be made in accordance with the procedures for distributing Excess Contributions as set forth above in Section 6.5(d)(ii); or”

6.             Section 7.1 of the Plan is amended, effective as of January 1, 2000, to read as follows:

“7.1         Deposit of Employer and Matching Contributions.  Upon receipt of Employer or Matching Contributions, the Trustee shall deposit within 14 business days such Contributions in accordance with the investment election of each Participant with respect to such  Participant’s Participant Contributions.  If no such election is received by the Trustee, such Contributions shall be invested in the Default Fund (as defined in Section 8.2(b)).”

7.             Section 7.3 is amended, effective as of August 31, 1998 to read as follows:

“7.3         Investment Election for Participant Contributions at Time of Initial Participation.  Each Participant in Participant Contributions shall, upon electing to become a Participant under the Plan pursuant to Section 3.2 and on a form suitable to the Plan Administrator, make an election as to the manner in which Participant Contributions made by the Employer on his behalf are to be invested by the Trustee.  A Participant’s investment election shall specify the percentage of his Participant Contributions to be invested in one or more of the Funds described in Section 8.2.  Unless changed by a Participant under Section 7.4, the investment election initially made by a Participant shall remain in effect until he ceases to be a Participant under the Plan.”

9.             Section 8.2 is amended, in its entirety, effective as of January 1, 2000, to read as follows:

“8.2         Establishment of Funds. The Trustee, at the direction of the Plan Administrator, shall establish the following no-load investment Funds under the Trust Agreement:

(i)            IRT Stable Value Fund;

(ii)           INVESCO Select Income Fund;

(iii)          INVESCO Total Return Fund;

(iv)          Fidelity Equity Income Fund;

(v)           IRT 500 Index Fund;

(vi)          AIM Blue Chip Fund;

(vii)         INVESCO Small Company Value Fund; and

(viii)        IRT International Equity Fund

(ix)           The Transamerica Life Insurance Fund.

Notwithstanding the foregoing, effective January 1, 2000, the following provisions shall apply:

(a)                                  The Plan Administrator may direct the Trustee to add, change or eliminate from time to time one or more investment funds, without an amendment to the Plan and upon such terms and conditions as it deems appropriate.  Notwithstanding the foregoing, the Plan Administrator shall direct the Trustee, in accordance with Section 404(c) of ERISA, to make available at all times at least three separate investment alternatives each of which is diversified and which have materially different risk and return characteristics.  The investment alternatives in the aggregate shall enable each Participant by choosing among them to achieve a portfolio with aggregate risk and return characteristics at any point within a range normally appropriate for the Participant, and which in the aggregate tend to minimize through diversification the overall risk of the Participant’s portfolio.  The Plan intends to constitute a plan described in Section 404(c) of ERISA, such that to the extent permitted by law the fiduciaries of the Plan shall be relieved of liability for any losses that are the direct and necessary result of the investment instructions given by Participants and Beneficiaries under the Plan.

(b)                                 Notwithstanding the foregoing, the Investment Funds shall, at all times, include: (i) a Fund used for the investment of Employer Matching Contributions and Participant Contributions for which no investment election is provided, which Fund is designed to preserve capital and provide fixed income until an investment election is made (‘Default Fund’); (ii) a ‘Life Insurance Fund’ for the purpose of purchasing life insurance under Article 8A; and, (iii) a Company Stock Fund, which is designed to permit Participants to invest in shares of common stock of Sauer Inc., the parent company of the Company (‘Company Stock’).”

10.           Section 8.3 is added, effective as of January 1, 2000, to read as follows, and the remaining sections of Article 8 are renumbered accordingly:

“8.3         Company Stock Fund.  The provisions of this Section 8.3 set forth special rules governing the investment of Participant Contributions into the Company Stock Fund.

(a)                                  Investments in Company Stock Fund.  Participants may elect to invest a portion of their Participant Contributions in the Company Stock Fund.  The maximum amount permitted to be invested shall be 30% of a Participant’s Account balances, determined at the time the amount is transferred to, or deposited in, the Company Stock Fund.  The Company shall have the right (i) to pay from amounts transferred to or deposited in the Company Stock Fund any brokerage fees and expenses associated with such transfer and acquisition of Company Stock, and (ii) to pay from the Participant’s Accounts any brokerage fees and expenses associated with the conversion of such units to any other Investment Fund and/or cash.

(b)                                 Voting Rights.  Participants with Contributions invested in Company stock shall be entitled to vote the shares allocated to the Participant’s Account.  Within a reasonable time prior to each annual or special meeting of the shareholders of the Sauer Inc., the Company shall send to each Participant a copy of the proxy soliciting material (including an annual report) for the meeting, together with a form requesting instructions to the Trustee on how to vote the proportional number of shares of Company Stock (and any fractional share thereof) attributable to the Participant’s interest in the Company Stock Fund.  Upon receipt of such instruction, the Trustee shall vote such shares to the extent possible to reflect such Participants instructions.  If the Trustee does not receive voting instructions from a Participant, the Trustee shall vote the Company Stock attributable to each Participant’s interest in the same proportion as the Trustee votes the shares of Company Stock which are attributable to Participants’ interests in the Company Stock Fund of which the Trustee received voting instructions.

Notwithstanding any provision of the Plan to the contrary, if a tender or exchange offer is made for a majority of the outstanding shares of Company Stock, a Participant shall direct the Trustee as to the disposition of the proportional number of shares of Company Stock attributable to his interest in the Company Stock Fund.  If a Participant does not direct the Trustee as to the disposition of the Company Stock attributable to his Company Stock Fund with the time specified, such Participant shall be deemed to have timely instructed the Trustee not to tender or exchange such shares of Company Stock.

Information relating to the purchase, holding and sale of Company Stock and the exercise of shareholder rights with respect to such Company Stock by Participants shall be maintained in accordance with procedures designed by the Trustee to safeguard the confidentiality of such actions by the Participant, except to the extent necessary to comply with federal or state laws.

(c)                                  Compliance with Federal Securities Laws.  The Company reserves the right to file with the Securities Exchange Commission (the ‘SEC’)a Registration Statement on Form S-8 in connection with registration of the shares of common stock of Sauer Inc. and the participation interests to be offered and sold to the Plan.

Notwithstanding any provision of this Section to the contrary, if a Participant is a person subject to Section 16 of the Securities and Exchange Act of 1934 (‘Section 16’) as of January 1, 2000, such Participant shall not be permitted to invest his Participant Contributions in the Company Stock Fund until such time as he is no longer subject to Section 16.  If a Participant is not subject to Section 16 as of January 1, 2000, but later becomes subject to Section 16, he shall not be permitted, as of the date he becomes subject to such Section, to invest future Participant Contributions in the Company Stock Fund.  With respect to investments already made in the Company Stock Fund, such Participant shall, at his option, make an election to transfer out of the Common Stock Fund; provided that such transfer is made at least six months after any investment election into the Common Stock Fund, or purchase of Company stock under any other plan maintained by the Company.”

11.           Article VIII-A and Sections 7.4, 10.1, and 12.4 are amended, effective as of January  1, 2000, by substituting “Life Insurance Fund” for “Transamerica Life Insurance Fund” wherever the latter appears, and by substituting “Default Fund” for “Norwest Stable Return Fund” wherever the latter appears.

12.           Section 9.3 is amended, effective as of August 31, 1998, to read as follows:

“9.3         Interest Rate.  The interest rate to be paid by an Active Participant on a new loan shall be the prime lending rate published by the Wall Street Journal on the first business day of the month preceding the month in which the application for the loan is received by the Plan Administrator, plus 1-1/2 percentage points.”

13.           Section 12.4(f) is added, effective as of January 1, 2000, to read as follows:

“(f)                              In-Kind Distributions.  A Participant may elect to receive amounts distributed from his Account invested in the Company Stock Fund in whole shares of Company Stock, with any fractional shares paid in cash.  Such election and the method of transfer of the shares shall be in such form and manner as is established by the Plan Administrator.”

14.           Section 12.8(c) is amended, effective as of January 1, 1997, to read as follows:

“(c)                            In no event shall distribution with respect to a Participant commence later than:

(i)                                     for a Participant who is not a five percent (5%) owner (as described in Code Section 416(i)), the later of (1) the April 1 of the calendar year next following the calendar year in which the Participant attains age 70½, or (2) the April 1 of the calendar year in which the Participant terminates employment; and

(ii)                                  for a Participant who is a five percent (5%) owner, the  calendar year following the calendar year in which the Participant attains age 70½, or such other date as may be prescribed by applicable laws or regulations.

Notwithstanding the foregoing, if a Participant who is not a five percent (5%) owner attains age 70½ on or after January 1, 1996 and before January 1, 1999, and is still employed by the Employer on April 1 of the calendar year following the year in which he attained age 70½, such Participant may elect to commence distribution effective as of April 1 of the calendar year following the calendar year in which he attained age 70½ or to delay commencement of distribution until the Participant terminates employment.”

Dated this 6th day of December, 1999 at Ames, Iowa.

By:	/s/ RONALD C. HANSON
Ronald C. Hanson
Director of Human Resources